The American Funds income Series
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$29,189,912
Class B	$496,602
Class C	$1,616,608
Class F1	$1,293,573
Class F2	$494,820
Total	$33,091,514
Class 529-A	$1,209,285
Class 529-B	$35,066
Class 529-C	$261,085
Class 529-E	$57,940
Class 529-F1	$84,204
Class R-1	$61,479
Class R-2	$725,084
Class R-3	$1,075,197
Class R-4	$1,353,507
Class R-5	$1,232,632
Class R-6	$7,046,534
Total	$13,142,013

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1032
Class B	$0.0490
Class C	$0.0452
Class F1	$0.1026
Class F2	$0.1207
Class 529-A	$0.0969
Class 529-B	$0.0392
Class 529-C	$0.0404
Class 529-E	$0.0786
Class 529-F1	$0.1129
Class R-1	$0.0465
Class R-2	$0.0481
Class R-3	$0.0777
Class R-4	$0.1019
Class R-5	$0.1236
Class R-6	$0.1272

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	291,554
Class B	9,312
Class C	37,266
Class F1	12,746
Class F2	4,455
Total	355,333
Class 529-A	13,401
Class 529-B	837
Class 529-C	6,822
Class 529-E	838
Class 529-F1	809
Class R-1	1,423
Class R-2	15,510
Class R-3	14,205
Class R-4	14,237
Class R-5	10,946
Class R-6	60,890
Total	139,918

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.40
Class B	$14.40
Class C	$14.40
Class F1	$14.40
Class F2	$14.40
Class 529-A	$14.40
Class 529-B	$14.40
Class 529-C	$14.40
Class 529-E	$14.40
Class 529-F1	$14.40
Class R-1	$14.40
Class R-2	$14.40
Class R-3	$14.40
Class R-4	$14.40
Class R-5	$14.40
Class R-6	$14.40